Catalytica Energy Systems Reports First Quarter Financial Results

GILBERT, AZ -- 05/12/2004 -- Catalytica Energy Systems, Inc. (NASDAQ: CESI), a leading provider of innovative emissions solutions for combustion-related applications in the power generation and transportation industries, today reported financial results for the first quarter ended March 31, 2004. These results include the impact of the Company's February 20, 2004 acquisition of SCR-Tech, the North American leader in catalyst regeneration technologies and management services for selective catalytic reduction (SCR) systems used by coal-fired power plants to reduce nitrogen oxides (NOx) emissions.

Total revenues for the first quarter of 2004 were $986,000, compared with revenues of $531,000 in the first quarter of the prior year. Revenue growth during the first quarter was primarily attributable to the addition of SCR catalyst and management services revenues from February 20, 2004 through March 31, 2004. Total costs and expenses for the quarter were $4,323,000, down from $5,256,000 in the first quarter last year. The decrease in operating expenses reflects the benefit of reduced overhead resulting from streamlining activities, which more than offset incremental expenses associated with the SCR services business. Increased revenues combined with a decrease in operating expenses contributed to a 29% reduction in net loss for the quarter to $3,241,000, or a loss of $0.18 per share, from a net loss of $4,555,000, or a loss of $0.26 per share, in the first quarter last year.

Cash, cash equivalents, and short-term investments at March 31, 2004 totaled $45,302,000, a decline of $7,380,000 from December 31, 2003. Excluding the $3,754,000 costs of acquiring SCR-Tech, total cash consumption from operating activities in the first quarter of 2004 was $3,626,000, compared with $4,795,000 in corresponding period of 2003. Catalytica Energy Systems is maintaining its financial projections for 2004 as follows:

--  Revenues are expected to be in the range of $6.0 million to $7.5 million.
--  Net loss is expected to be in the range of $14.0 million to $15.5 million.
--  The combination of total operating cash consumption and SCR-Tech acquisition-related payments to be made in 2004 is expected to be in the range of $17.0 million to $18.5 million.
"Our financial performance in the first quarter reflects the favorable impact of SCR-Tech and our continued progress in maintaining a lean expense structure throughout the organization," said Mike Murry, president and CEO of Catalytica Energy Systems. "We are well on our way towards successfully integrating the SCR-Tech business within Catalytica Energy Systems. Our incorporation of SCR catalyst and management services comes at a time when new regulatory developments are expected to significantly increase demand for NOx control solutions, particularly at coal-fired power plants. On April 15, 2004, the EPA announced a new 8-hour standard for the measurement of ground level ozone, or smog, which will take effect in June 2004. Under this new standard, the number of areas in violation of air quality regulations will grow from 271 to 474 counties, home to 159 million people, or 54% of the U.S. population. The 8-hour ozone standard is just the first in a series of new air pollution rules expected to be issued this year. These regulations are expected to result in as much as $50 billion being spent on pollution control equipment at coal-fired power plants over the next 15 years, according to government officials, including substantial additional investment in new SCR installations.

Our acquisition of SCR-Tech positions us to capitalize on this growing opportunity as part of our overall NOx solutions strategy. In fact, SCR-Tech continues to make great progress in expanding its customer base. In addition to securing a fleet-wide service contract with AES in the first quarter to provide SCR catalyst regeneration and management services for AES' more than 25 fossil-fuel fired units equipped with SCR systems, SCR-Tech was awarded in April a major contract with another leading utility to provide SCR catalyst cleaning services for one of its coal-fired power plants. These contracts combined with a number of smaller agreements recently secured by SCR-Tech have resulted in firm orders totaling in excess of $2 million."

Murry continued, "In addition to tougher standards for coal plants, the new air quality regulations are expected to result in increasingly stringent emissions restrictions on other combustion-related applications, including new gas turbine installations and diesel engines. Accordingly, we are positioning ourselves to take advantage of an expanding market for NOx control solutions by accelerating our technology development and commercialization activities in these areas."

On the gas turbine front, Catalytica Energy Systems has now logged more than 30,000 hours of engine operating experience with its ultra-low NOx Xonon Cool Combustion-system ("Xonon"), including more than 12,500 hours at commercial sites. In addition to the Company's expectations for an increase in orders this year for the 1.4 MW Xonon-equipped Kawasaki GPB15X, it is on track to complete additional test activities with OEM partners Solar Turbines and GE Power Systems in support of expanding Xonon's commercial application to larger gas turbine models. These activities include completion in the summer of an initial round of rig testing with Solar Turbines related to the joint development of Xonon for the 7.5 MW Taurus 70 gas turbine. Catalytica Energy Systems is also expected to commence a second full-scale engine test with GE Power Systems in the third quarter associated with the joint development of Xonon for the 10 MW GE10 gas turbine.

With respect to the Company's diesel initiatives, Catalytica Energy Systems continues to make progress in advancing the development of its emissions reduction solutions for both new and retrofit diesel engine applications. Throughout the first quarter, the Company conducted a variety of engine test activities related to its new engine product both at in-house and at prospective customer facilities. These tests continue to validate the highly efficient NOx reduction capabilities of its fuel processing technology, designed to enable a greater than 90% reduction in NOx by improving the performance of NOx trap catalyst systems. The Company Systems has also continued to develop and test variations of its retrofit technology to optimize its use for multiple diesel engine applications. Catalytica Energy Systems also continues to aggressively pursue strategic partnerships in line with its objective this year to further advance the product development path of its emissions reduction solutions for diesel engines. Accordingly, ongoing discussions are underway with a number of prospective OEMs, tier-one suppliers and system integrators relating to testing and / or joint development opportunities in North America and Asia.

Catalytica Energy Systems will host a conference call and webcast today, Wednesday, May 12, 2004, at 4:45 PM Eastern Time (1:45 PM Pacific Time) to discuss its financial results along with an update on the business and its outlook for the remainder of 2004. Interested parties are invited to listen to the call over the Internet by accessing the Company's website at www.CatalyticaEnergy.com. Webcast participants should allot extra time before the webcast begins to register, and, if necessary, download and install audio software. Alternatively, interested parties may access the call by dialing 1-888-482-0024 (1-617-801-9702 for international callers), using passcode 23033309.

An archived version of the webcast will be available for replay on the Company's website beginning approximately two hours following the conclusion of the live call and continuing for a period of 30 days. A replay of the call will also be available via telephone through May 19, 2004. To access the replay, dial 1-888-286-8010 (1-617-801-6888 for international callers), using passcode 90738417.

Catalytica Energy Systems is a leading provider of innovative emissions solutions to ease the environmental impact of combustion-related applications in the power generation and transportation industries. Through its SCR-Tech subsidiary (www.scr-tech.com), the Company offers catalyst cleaning and regeneration services to industries that use selective catalytic reduction (SCR) systems to reduce nitrogen oxides (NOx) emissions, as well as SCR system management and consulting services to optimize efficiency and reduce overall operating and maintenance costs. Catalytica Energy Systems' other business activities include the design, development and manufacture of advanced products based on its proprietary catalyst and fuel processing technologies to offer cost-effective solutions for reducing NOx emissions. Its Xonon Cool Combustion- system offers a breakthrough pollution prevention approach for natural gas-fired turbines to achieve ultra-low emissions power generation through a proprietary catalytic combustion process. The Company is also actively pursuing the development of NOx reduction solutions for mobile, stationary and off-road diesel engines and fuel processing systems for Proton Exchange Membrane (PEM) fuel cells used in vehicular applications. Find Catalytica Energy Systems on the Worldwide Web at www.CatalyticaEnergy.com.

This news release contains forward-looking statements regarding Catalytica Energy Systems' 2004 financial projections; its progress in integrating the recently acquired SCR-Tech business; its ability to maintain a lean cost structure; its near-term business objectives and longer-term growth initiatives; the timing and impact of pending environmental regulations; the ability of SCR-Tech to continue contributing to an increase in sales revenues and firm orders; the timing and prospects for orders of Xonon-equipped gas turbines, including the expected increase in orders for the 1.4 MW Xonon-equipped Kawasaki gas turbine in 2004; the timing and prospects associated with Catalytica Energy Systems' joint development activities and test schedules with Solar Turbines and GE Power Systems; and the Company's ability to secure an agreement with a strategic partner relating to its development of emissions control solutions for diesel engines. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, among others: that Catalytica Energy Systems may not be able to accurately predict future financial performance; that its financial guidance could be impacted by any cash outlays for additional business acquisitions and any unforeseen expenditures relating to its ongoing business activities; possible fluctuations in economic conditions affecting the markets for Catalytica Energy Systems' products; the risk that a market may not develop or be maintained for Catalytica Energy Systems' products; difficulties or delays in fully integrating the SCR-Tech business; changes in the environmental requirements relating to NOx emissions; that marketing, project development and installation timelines and regulatory review outcomes are uncertain; that there may be unanticipated technical, commercial or other setbacks related to the incorporation of Xonon into the GE10, the Taurus 70, or other gas turbines, which could result in delays in commercial shipments; that changes may occur in the arrangements between Catalytica Energy Systems and its OEM partners for the supply of Xonon-equipped gas turbines; that there may be unanticipated technical, commercial or other setbacks related to Catalytica Energy Systems' emissions reduction solutions for diesel engines; that Catalytica Energy Systems may be unable to maintain current or develop future strategic relationships for its products, including with OEM partners; that any decision on the part of an OEM partner not to pursue development or commercialization of its products could adversely impact our business or results of operations; and the other risks set forth in the Catalytica Energy Systems' Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004. Catalytica Energy Systems undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances occurring after the date of this release.

Editor's Note: Xonon and Xonon Cool Combustion are registered trademarks of Catalytica Energy Systems, Inc., Gilbert, AZ, USA

Catalytica Energy Systems, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

                                  Three Months Ended
                                       March 31,
                                  2004           2003
                               --------       --------

Total revenues                 $    986       $    531

Costs and expenses:
  Cost of revenues                  758            809
  Research and development        1,910          2,377
  Selling, general
   and administrative             1,655          2,070
                               --------       --------
Total costs and expenses          4,323          5,256
                               --------       --------

Operating loss                   (3,337)        (4,725)

Interest and other
 income, net                         96            170
                               --------       --------

Net loss                       $ (3,241)      $ (4,555)
                               ========       ========
Basic and diluted net
 loss per share                $  (0.18)      $  (0.26)
                               ========       ========

Weighted average shares
 used in computing net
 loss per share                  17,806         17,603
                               ========       ========

Catalytica Energy Systems, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)
                                March 31,     December 31,
                                  2004           2003
                               --------       --------

ASSETS:

  Cash, cash equivalents
   and short-term
   investments                 $ 45,302       $ 52,682
  Accounts receivable, net          523            567
  Inventory                         553            460
  Other current assets              564            527
                               --------       --------
    Total current assets         46,942         54,236

  Property and equipment, net     8,247          7,076
  Goodwill                        4,496              -
  Other intangible assets         1,713              -
  Other assets                      398            373
                               --------       --------
    Total assets               $ 61,796       $ 61,685
                               ========       ========

LIABILITIES AND
 STOCKHOLDERS' EQUITY:

  Accounts payable and
   accrued liabilities         $  3,428       $  3,381
  Current portion of
   long-term debt                    48            135
                               --------       --------
    Total current liabilities     3,476          3,516

  Long-term debt and
   other long-term
   liabilities                    6,113          2,942

  Stockholders' equity           52,207         55,227
                               --------       --------
    Total liabilities and
     stockholders' equity      $ 61,796       $ 61,685
                               ========       ========

Contact:
Megan Meloni
Investor Relations
(650) 940-6253